Exhibit 11

                Opinion and Consent of Matthew A. Swendiman, Esq.
               with respect to legality of the shares being issued

                                           April 16, 2004


Phoenix-Oakhurst Strategic Allocation Fund
101 Munson Street
Greenfield, Massachusetts 01301

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 27 to the registration statement on Form N-1A filed on January 14, 2004 with the Securities and Exchange Commission with respect to Class C shares of beneficial interest (the "Shares") of Phoenix-Oakhurst Strategic Allocation Fund and reference is also made to the registration statement on Form N-14A filed on January 30, 2004 with the Securities and Exchange Commission with respect to Class A and, Class B shares of beneficial interest (together the "Shares") of Phoenix-Oakhurst Strategic Allocation Fund, a Delaware Statutory Trust (the "Surviving Trust" and "Surviving Series"), to be issued pursuant to a certain Agreement and Plan of Reorganization (the "Reorganization Agreement") between the Surviving Series and Phoenix-Oakhurst Managed Assets (the "Merging Series"), a series of the Phoenix Trust, dated as of March 19, 2004, and described in the registration statement on Form N-14A.

         We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Reorganization Agreement, will be validly issued, fully paid and non-assessable by the Trust.


                                                     Very truly yours,


                                                     /s/ Matthew A. Swendiman
                                                     Matthew A. Swendiman
                                                     Assistant Secretary